LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT dated __________, 2007 (the “Agreement”), is entered into by and among Onstream Media Corporation, a Florida corporation (“Onstream”) and __________________________________ (the “Principal Member,” collectively the "Principal Members").

W I T N E S S E T H:

WHEREAS, Onstream, the Principal Members, Infinite Conferencing, LLC (the "Company") and certain other parties are parties to a Merger Agreement dated ___________, 2007 (the “Merger Agreement”);

WHEREAS, a condition of the Merger Agreement is the execution of this Agreement;

WHEREAS, the Members own [_________] shares of Onstream’s common stock (the “Shares”) upon the Effective Date of the transactions set forth in the Merger Agreement; and

WHEREAS, under the terms of the Merger Agreement the Principal Members have agreed to a lock-up of the Shares for an agreed period commencing on the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Prohibited Transfers

The Members will not without the prior written consent of Onstream, offer, sell, contract to sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose (collectively a “Transfer”) of any of the Shares commencing at the Effective Date except as provided for herein. The Shares may only be sold in an aggregate amount of 25% [________] shares per 90 day period beginning on the trading day following the trading day that the Shares are registered for resale pursuant to the terms of the Registration Rights Agreement of even date hereof between and among the Company and the Principal Members and each 90 days thereafter for three (3) additional periods (each, a "Quarterly Distribution"). Notwithstanding the foregoing, if there is a private sale as contemplated in Section 1(d) below, the 25% limitation shall not apply to such private sale.

In addition, the initial 50% [________] shares portion of the Shares having a value at the Closing of the Merger of $2,000,000 (the "Initial Tranche") shall be subject to the following additional restrictions and rights:

(a)  The Principal Members of the Company may sell no more than an aggregate of 30,000 Shares of the Initial Tranche per week after such Shares are eligible for resale (which amount may be increased by Onstream at its option); provided that if the Principal Members of the Company cannot reasonably effect the sale of an aggregate of 30,000 Shares for sale in any week, such unsold amount can be sold in subsequent weeks up to a maximum aggregate amount of 50,000 Shares per week unless otherwise agreed by Onstream.

(b)  190 days after the date of the Registration Statement in respect to the Shares is declared effective (the "Measurement Period"), the parties shall determine the accumulated gross proceeds received by the Principal Members from the sale of the Initial Tranche of the Shares. In the event that the accumulated gross proceeds of the sale of Initial Tranche of the Shares is less than $2,000,000, Onstream, at its sole option but provided that all securities to be issued in connection with the Merger Agreement and any related financing or other transactions do not exceed 19.99% of the Company's outstanding Common Stock at the Effective Date, will pay the difference in cash or registrable shares of Onstream common stock to the Principal Members of the Company. If payment is to be made in registered shares of Onstream, the number of shares shall be determined based upon the average closing price of Onstream's common stock for the thirty (30) trading days prior to the end of the Measurement Period. In the event at the end of any Measurement Period, the Principal Members choose not to sell any or all of such Initial Tranche of Shares, the value of such unsold Initial Tranche of Shares based on the average closing price of Onstream's common stock for period beginning on the date such shares were first authorized for resale (either under the schedule established in this Lock-Up Agreement or under such accelerated schedule that may be subsequently authorized and/or required by Onstream at its sole option) and ending on the end of the applicable Measurement Period, will be credited toward accumulated gross proceeds for valuation purposes; provided, that in the event that the Principal Members of the Company were prevented from selling any such Initial Tranche of Shares due to (i) the ineffectiveness of the Registration Statement covering the resale of such Shares; (ii) trading in a Common Stock of Onstream was suspended for any reason for consecutive trading days exceeding five (5) consecutive trading days during the Measurement Period then the Measurement Period; or (iii) any other reason by which the Principal Members where prevented from selling the Shares provided, however, that the Principal Members notify the Company in writing promptly of the basis for such prevention and the value of protections set forth herein shall be extended for a proportional amount of time equal to the amount of time such Shares could not be sold.

(c)  The Principal Members shall deliver to Onstream within ten (10) business days after the end of each Measurement Period a written statement setting forth the number of Shares sold by the Principal Members, the date on which such Shares were sold and the gross proceeds received by such Principal Members for such sales (a "Measurement Notice"). The Measurement Notice shall be conclusive against Onstream in all respects twenty (20) days after receipt by Onstream unless, within such period, Onstream sends the Principal Members a notice disputing the propriety of the amounts set forth of such notice (a "Dispute Notice"). A Dispute Notice shall describe the basis for such objection and the amount that Onstream does not believe is a correct calculation. Upon receipt of any Dispute Notice, the Principal Members and Onstream shall use their reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next thirty (30) days. If a resolution is not reached within the thirty (30) day period, either party may submit the dispute to a court in accordance with the provisions set forth in Section 7 of this Agreement.

(d)  With respect to the Initial Tranche of Shares only, the Principal Members will agree to accept any bona fide cash offer received during Measurement Period so long as that offer equals or exceeds the Issue Price as defined in the Merger Agreement ($_______ per share). A bona fide cash offer whether or not accepted shall be credited towards accumulated gross proceeds.

(e)  Any Transfer of the Shares in violation of the restrictions contained herein shall be null and void.

2.  Adjustments

The amounts and number of Shares shall be appropriately adjusted in the event of any stock split, stock dividend, reclassification or other similar transaction by Onstream.

3.  Specific Enforcement

The parties hereby acknowledge and agree that Onstream may be irreparably damaged in the event that this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by the Members, Onstream shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

4.  Legend

All certificates evidencing any of the Shares shall bear a legend substantially as follows during the term of this Agreement:

“The securities represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of that certain Lock-Up Agreement dated as of __________, 2007, a copy of which may be obtained from Onstream upon request and without charge.”

5.  Notices

All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile transmission confirmed in writing by next-day delivery service; receipt shall be deemed to occur on the date of actual receipt if by registered or certified mail and from the time of transmission if sent by facsimile and confirmed in writing by next-day delivery service.

if to Onstream, to:	Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida 33069
Attention: Randy S. Selman
Fax: 954-917-0575

with a copy to:	Arnstein & Lehr LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Attention: Joel D. Mayersohn, Esq.
Fax: 954-713-7700

if to the Members:	________________________
________________________
________________________
________________________
Fax: _____________________

with a copy to:	________________________
________________________
________________________
________________________
Fax: _____________________

6.  Governing Law; Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party in the applicable courts located in Fort Lauderdale, Florida, and each of the parties consents to the jurisdiction of such courts and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

7.  Miscellaneous

(a)  Entire Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

(b)  Waiver. No waiver of any provision of this Agreement shall be deemed a waiver of any other provisions or shall a waiver of the performance of a provision in one or more instances be deemed a waiver of future performance thereof.

(c)  Binding Effect of Agreement. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto.

(d)  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

(e)  Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement.

(f)  Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned.

ONSTREAM MEDIA CORPORATION

By:_______________________________________
Name: _____________________________________
Its: _______________________________________

MEMBERS

___________________________________________
Name: ______________________________________
Its: ________________________________________

___________________________________________
Name: ______________________________________
Its: ________________________________________